EXHIBIT 99.1

Ceragenix Announces Results from Phase IV Study of EpiCeram™ Meet All Primary and Secondary Endpoints

Multi-Center Study Shows EpiCeram has Comparable Efficacy to Mid-Strength Steroid in Treatment of Moderate-to-Severe Pediatric Atopic Dermatitis (Eczema)

DENVER, CO.,— April 24, 2007— Ceragenix Pharmaceuticals Inc. (OTCBB:CGXP) today announced positive results from its post-clearance marketing study comparing EpiCeram’s™ efficacy to that of Cutivate® cream, a mid-strength topical steroid in the treatment of moderate-to-severe atopic dermatitis (AD).

The study, which took place at five centers, consisted of 113 pediatric patients, with 59 patients receiving treatment with Cutivate® and 54 patients receiving treatment with EpiCeram™. After 28 days of treatment, the study demonstrated that:

Both EpiCeram™ and Cutivate® produced significant improvement in patients’ conditions after 28 days of treatment;

There were no statistically significant differences between the groups treated with EpiCeram™ compared to those treated with Cutivate® as measured by the SCORAD index at Day 28 (the primary outcome measure) or in the percentage of patients assessed to be “clear or almost clear” by physician assessment at Day 28 (a secondary outcome measure).

Both EpiCeram™ and Cutivate® produced significant relief from itching (pruritus) and improvement in sleep habits after 28 days of treatment and that there was no statistically significant difference between the two treatments in these measures at this time point (both secondary outcome measures).

“The data from this study demonstrate that EpiCeram™  is effective and offers both  the clinician and parents a new approach for treating atopic dermatitis without  the  risks often associated with long-term use of topical steroids or immunosuppressants,” said Lawrence Charles Parish, M.D., Clinical Professor of Dermatology and Cutaneous Biology at Jefferson Medical College of  Thomas Jefferson  University in Philadelphia, one of the study’s principal investigators.

 Atopic dermatitis is a chronic childhood skin condition that may affect patients for many years.  Dermatology agents currently used to treat atopic dermatitis and other inflammatory skin disorders have important limitations and two commonly used immunosuppressants have been the subject of a controversial FDA imposed “black box” warning of a potential link between long term use and certain cancer risks. The use of EpiCeram™  does not raise any of the major safety concerns associated with the use of topical steroids and immunosuppressants.

Steve Porter, Ceragenix’s Chairman and CEO stated, “We are very pleased with these results.  We have just demonstrated that EpiCeram™ is comparable to a mid strength steroid in treating the symptoms of atopic dermatitis after  a 28 day treatment regimen.  We believe that EpiCeram has the potential to become the foundation of a new and improved paradigm in the treatment of this common childhood skin disorder which affects over 15 million Americans.”

Study Design.

The study was an investigator-blinded,  randomized controlled  study conducted at five centers which evaluated a total of 113 patients in two groups of children (ages 6 months to 18 years) with moderate-to-severe atopic dermatitis treated with either Cutivate® Cream, a mid-potency topical steroid, or EpiCeram™.  The study was primarily conducted during the winter months of December (‘06), January (‘07) and February (‘07).

Primary and Secondary Outcome Measures.

According to the protocol, the primary outcome measure was the change in mean SCORAD score measured at Day 28 as compared to the baseline.  The protocol’s secondary efficacy parameters were:

a)              Percentage of subjects reaching clear or almost clear on Investigator’s Global Assessment (IGA) at Day 28;

b)             Change in patient reported assessments of pruritus (itch); and

c)              Change in patient reported assessment of disturbance of sleep habits.

Study Results

Primary Outcome Measure (change in mean SCORAD score measured at Day 28 compared to Baseline).

Daily (twice) applications of both Cutivate® Cream and EpiCeram™   produced significant reductions in SCORAD scores at Day 28 compared to baseline values.  Daily (twice) applications of EpiCeram™ produced statistically significant improvement of atopic dermatitis after 28 days with a reduction in SCORAD scores of 56.41% from baseline.  Daily (twice) applications of the comparator product, Cutivate® cream, also produced statistically significant improvement of atopic dermatitis after 28 days with a reduction in SCORAD scores of 68.77%.  Statistical comparison of the treatment effects (SCORAD scores) showed no statistically significant difference between treatment effects after 28 days of treatment.

Secondary Outcome Measures.

A.  Percentage of subjects reaching clear or almost clear on IGA at Day 28

Assessment of the disease progression showed significant improvements in the IGA scores over time for both EpiCeram™ and Cutivate® cream with 61.1% of the EpiCeram™ patients assessed as clear or almost clear after 28 days of treatment and 76.2% of the Cutivate® cream patients being assessed as clear or almost clear at Day 28.  Comparison of the disease progression results for both treatments showed no statistically significant difference between EpiCeram™ and Cutivate® cream after 28 days of treatment.

B.  Assessment of Pruritus.

Patient reported assessments of pruritus also showed significant improvement from baseline after 28 days of treatment for both EpiCeram™ (3.54 change from baseline) and Cutivate® cream (3.75 change from baseline).  No statistically significant differences were found between treatments after 28 days of treatment.

C. Assessment of Sleep Habits.

Patient reported assessments of sleep habits also showed significant improvement from baseline after 28 days of treatment for both EpiCeram™ (2.63 change from baseline) and Cutivate® cream (2.81 change from baseline).  No statistically significant differences were found between treatments after 28 days of treatment.

Safety

The investigators concluded that use of EpiCeram™ was safe for use under the conditions of the study.  There were no serious adverse events reported in the study and all but one of the reported adverse events either mild or moderate and all were consistent with the symptoms of atopic dermatitis.  The investigators recommended that four EpiCeram™ patients experiencing adverse events temporarily discontinue use of the product.  Two of these patients fully resolved.  The investigators made no recommendation that any of the Cutivate® patients discontinue use.

About EpiCeram™

EpiCeram™ is a prescription only product intended for use to treat dry skin conditions and to manage and relieve the burning and itching associated with various types of dermatoses including atopic dermatitis (eczema), irritant contact dermatitis, and radiation dermatitis.  In April 2006, we received marketing clearance from the FDA to sell EpiCeram™ as a medical device pursuant to a 510(k) filing.  Unlike steroids and immunomodulators, both of which have well recognized undesirable side effects and usage restrictions, EpiCeram™’s non-steroidal formulation has a very favorable safety profile and does not have the duration of use restrictions or pediatric patient age restrictions of these other classes of prescription products. Immunomodulator drugs used for treating atopic dermatitis recently received a black box safety warning from the FDA.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram™ and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol,  and a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram™; market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or  CEOcast, Inc.
Andrew Hellman
 (212) 732-4300

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